EXHIBIT 10.25

                        Agreement on the Use of Trademark

Party A: Liuzhou OVM Construction Machinery Company Limited
Party B: Shenzhen Hong Da Technical Company Limited

Party B has registered the "HVM" trademark with the National Industrial and Commercial Authority. Upon Party A's request, Party B hereby agrees to grant Party A right to use the "HVM" trademark. Upon mutual negotiation, both parties reach the following agreement on the use of trademark:

1. Party B agrees to grant Party A right to use the "HVM" trademark for its construction engineering and prestressed products;

2. Party B guarantees that the "HVM" trademark be used exclusively by Party B and other companies as agreed by both parties. Party B shall not provide the "HVM" trademark for the use by any other companies without Party A's consent.

3. Party A guarantees to use the "HVM" trademark only by Party A and its wholly owned or controlled subsidiaries. Party A shall obtain Party B's consent in case Party A shall require to provide the "HVM" trademark for the use by other joint venture companies.

4. Party A shall pay to Party B a fee to use the "HVM" trademark based on 1.5% of sales of "HVM" products which shall be paid quarterly.

5. This Agreement shall have a term of 3 years and shall be automatically renewed for another 3 years if both parties do not raise any changes.

6. If Party A requests to use the "HVM" trademark continuously, Party B shall not terminate this Agreement. If Party A requests to terminate this Agreement upon expiration, it shall give Party B three-month notice in advance.

7. Upon expiration of this Agreement, if Party A requests Party B to transfer the ownership of the "HVM" trademark, Party B shall transfer at a price not more than the total usage fee of the "HVM" trademark in the previous three years based on 1.5% on sales as agreed by both parties.

8. Both parties agree to protect the goodwill of the "HVM" trademark and shall not do anything to impair the "HVM" trademark.

9.     This Agreement is in duplicate with one held by each party.

10. The fee for the use of "HVM" trademark shall accrue from April 1, 2000 onwards.


Party A:                                     Party B:
Liuzhou OVM Construction Machinery           Shenzhen Hong Da Technical
Company Limited                              Company Limited


/s/ Ding Yong Gui                            /s/ Xu Wu Liang
---------------------------------            -----------------------------------
Ding Yong Gui                                 Xu Wu Liang

November 18, 2000

April 29, 2001

OVM International Holding Corporation
Room 2105, West Tower, Shun Tak Centre,
200 Connaught Road C., Sheung wan,
Hong Kong.

Attn: Mr. Ching Lung Po

Dear Sirs,

Re: English Translation of Chinese Documents

We have reviewed the Chinese version and the English translation of the following documents which you have provided:

1. Agreement on the Use of Trademark dated November 18, 2000 between Liuzhou OVM Construction Machinery Company Limited and Shenzhen Hong Da Technical Company Limited

2. Memorandum of Understanding dated April 29, 2001 between Liuzhou OVM Joint Stock Co. Ltd. and HVM Development Limited

Please note that we do not hold qualification in translation but to the extent that we have reviewed the above English translation, we believe the translation should be fair and correct translation of the corresponding Chinese documents above.


Yours sincerely,



/s/Li Song Zhang
--------------------
Li Song Zhang
Senior Lawyer